UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                            Commission File Number: 333-29005-01

Panda Global Holdings, Inc.
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           (Exact name of registrant as specified in its charter)

4100 Spring Valley Road, Suite 1001, Dallas, Texas  75244  (972) 980-7159
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


Guarantee of 12 1/2% Registered Senior Secured Notes due 2004 of Panda Global Energy Company.
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     (Title of each class of securities covered by this Form)

     N/A
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(Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

   Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

   Rule 12g-4(a)(1)(i)     ____      Rule 12h-3(b)(1)(i)        ___X__
   Rule 12g-4(a)(1)(ii)    ____      Rule 12h-3(b)(1)(ii)       ______
   Rule 12g-4(a)(2)(i)     ____      Rule 12h-3(b)(2)(i)        ______
   Rule 12g-4(a)(2)(ii)    ____      Rule 12h-3(b)(2)(ii)       ______
                                     Rule 15d-6                 ______

   Approximate number of holders of record as of the certification or
notice date:   12

   Pursuant to the requirements of the Securities Exchange Act of 1934 Panda Global Holdings, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  May 10, 2000        By: /s/ Darol Lindloff
                           Name: Darol Lindloff
                           Title: President

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.